Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Form Type)

Mission Control Acquisition Corp.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In connection with Unsold Securities to be Carried Forward
Fees to be Paid Equity	Units, each consisting of one share of Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant(1)	457(a)	11,500,000 Units	$10.00	$115,000,000	$0.0001102	$12,673	--	--	--	--
Fees to be Paid Equity	Class A common stock included as part of the units (2)(3)	457(g)	11,500,000 Shares	--	--	--	0	--	--	--	--
Fees to be Paid Equity	Redeemable warrants included as part of the units (2)	457(g)	5,750,000 Warrants	--	--	--	0	--	--	--	--

Fees to be Paid Equity	Underwriters’ shares of Class A common stock (3)	457(a)	100,000 Shares	$10	$1,000,000	$0.0001102	$111
Total					$116,000,000		$12,784	--	--	--	--

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 1,500,000 units, consisting of 1,500,000 shares of Class A common stock and 575,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.